                                                                   Exhibit 99.06

For Details, Contact:

Melissa Green

                                                                     [LOGO]

Public Relations Coordinator
(617) 747-7000, x103
MelissaG@asymetrix.com

Michelle Kozin
FitzGerald Communications
(617) 494-9500
Mkozin@fitzgerald.com
www.asymetrix.com
www.click2learn.com


              Vulcan Ventures Inc. and Credit Suisse First Boston affiliate invest $10 million toward click2learn.com

         Paul G. Allen, and one of the web's leading investment banks, support new learning portal


BELLEVUE, WA, October 12, 1999 - click2learn.com, inc. (NASDAQ: CLKS) - formerly Asymetrix Learning Systems, Inc. (NASDAQ: ASYM) - the leader in online learning, today announced it received $10 million in private equity funding from Vulcan Ventures Inc., the investment organization of Paul G. Allen, and Marshall Capital Management, Inc., an affiliate of Credit Suisse First Boston. This investment increases the company's cash holdings to an amount in excess of $24 million. The company intends to use the funds to further the development, marketing and sales of click2learn.com, the innovative new Internet learning portal providing professional education and training. The investment by these two prominent firms, each with a focus on web-based businesses, is evidence of their belief in the future of web-delivered learning, and web-based learning portals.

"Web-delivered learning is a key component in Paul Allen's Wired World, and we feel click2learn.com can become the leading Internet learning destination for corporations and individual business professionals," said William Savoy, president of Vulcan Ventures Inc. "We look forward to exploring the synergies between click2learn.com, inc. and the other web-focused companies in the Vulcan portfolio."

"The Internet is revolutionizing learning, and our goal is to brand click2learn.com to be the lifelong learning partner to the business professional," said Jim Billmaier, CEO of click2learn.com, inc. "This additional funding from Vulcan Ventures and Marshall Capital Management will allow us to further our efforts in marketing, sales and engineering to meet this goal. As further evidence of the importance of click2learn.com to our strategy, yesterday we announced a company name change from Asymetrix to click2learn.com, inc. and changed our ticker symbol from ASYM to CLKS."

Using the Internet to remove economic and logistical barriers to critical learning, click2learn.com allows individuals and small to medium-sized businesses to access formal training online directly through www.click2learn.com in an engaging and highly interactive format with a standard web browser.
Larger organizations can access click2learn.com using an Application Service Provider (ASP) model, by integrating a custom version of click2learn.com with their organization's intranets, complete with sophisticated learning management features and functionality.

One of the most unique features of click2learn.com is the self-publishing system found in click2learn.publisher, the "browser-based" authoring and publishing system available for free on the learning portal. click2learn.publisher allows anyone to create and publish online courseware, and receive royalties on courses sold through the click2learn.com network that includes the Go2Net and VerticalNet network of websites. Without installing any additional software, authors, instructors and subject matter experts can create courses using just their web browser, set a purchase price for their course, and then publish it
automatically to click2learn.com.   After an initial review, finished courseware
is instantly available to individual users of the site, as well as to click2learn.com corporate and portal partners.

"We believe click2learn.publisher is a feature that is unmatched in our industry, and that it dramatically revolutionizes the world of traditional publishing," said Kevin Oakes, President and Chief Learning Officer of click2learn.com, inc. "Statistics show that for every book that makes it into print in the traditional world of publishing, there are thousands of manuscripts that go unpublished. Now, with a simple click of a button, authors can publish their courses and reach an entire Internet community of learners with an engaging online course, and earn a significant royalty every time that course is purchased."

Thousands of professional learning courses on computer, business and professional development skills are now accessible directly through www.click2learn.com. Additionally, a number of free courses are available through click2learn.com, with more constantly being added. Titled 2MinuteTutors(TM), these short tutorials cover a wide variety of topics focused on improving the skills and knowledge requirements of busy business professionals.

click2learn.com, the learning portal, will be officially launched next week at the Online Learning '99 Conference and Exposition on October 18, 1999 at the Los Angeles Convention Center. Visit click2learn.com, inc. at Booth #517.


About click2learn.com, inc.
---------------------------

click2learn.com, inc. (NASDAQ: CLKS) formerly known as Asymetrix Learning Systems, Inc. (NASDAQ: ASYM) is a leading provider of online enterprise learning solutions that enable organizations to author, deploy and manage Internet-based training and education. click2learn.com offers a single source training solution incorporating learning management products (including the market leading, skills-based Ingenium solution) and authoring software products (ToolBook II Instructor and Assistant) with professional services including custom development, strategic consulting and integration services. For more information on click2learn.com, inc. solutions, call (800) 448-6543 or (425) 462-0501. click2learn.com, inc. is located on the World Wide Web at www.asymetrix.com and the click2learn.com learning portal is located at www.click2learn.com.


This announcement contains forward-looking statements that involve risks and uncertainties, including information contained in this document where statements are preceded by, followed by or include the words "believes," "plans," "intends," "expects," "anticipates" or similar expressions. For such statements, click2learn.com, inc./Asymetrix Learning Systems, Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include market acceptance of the click2learn.com learning portal, the ability to successfully implement strategic relationships with other web-based companies, and the risk factors set forth in filings click2learn.com, inc./Asymetrix Learning Systems, Inc. has made with the SEC.

Asymetrix is a registered trademark and click2learn.com, 2MinuteTutor, Ingenium, ToolBook 11 Instructor and Assistant are trademarks of Asymetrix Learning Systems, Inc. Asymetrix is registered in the USA and in certain other countries. All other company and/or product names are the property of their respective owners.